Exhibit 10.2

AVAYA  INC.  2004 LONG  TERM  INCENTIVE  PLAN (“PLAN”)
FORM OF TIME VESTING RESTRICTED  STOCK  UNIT  AWARD  AGREEMENT FOR SENIOR OFFICERS

Name	Grant Date

Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

You have been granted as of the Grant Date set forth above,                      restricted stock units (“Restricted Stock Units”). Upon termination of the restrictions related thereto, each Restricted Stock Unit will be converted into one share of Avaya Inc. (“Avaya”) common stock, par value $.01 (“Shares”), subject to the terms and conditions of the Plan and this Agreement.

1.               Vesting of Award.  The Restricted Stock Units shall vest and become nonforfeitable on the following schedule; 50% on the second anniversary of the Grant Date, and 50% on the third anniversary of the Grant Date (the date on which any Restricted Stock Unit vests being the “Vesting Date” for such Restricted Stock Unit).  The period beginning on the Grant Date hereof and ending on the day prior to the Vesting Date for a Restricted Stock Unit is herein referred to as the “Restriction Period” with respect to such Restricted Stock Unit.

2.  Termination of Employment.  Upon termination of your employment for any reason other than death, disability or termination under the Company’s Force Management Plan, each as described below, including without limitation, retirement and termination as a result of your employer ceasing to be either Avaya or a Subsidiary, any Restricted Stock Units that are not vested shall be forfeited and cancelled. Transfer to and from Avaya and any Subsidiary shall not be considered a termination of employment for purposes of this Agreement.  Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on an approved leave of absence, unless the Committee shall otherwise determine.

(a)                                  Death - If you die prior to the Vesting Date, the Restricted Stock Units will become nonforfeitable, the Restriction Period will end and the award will be paid as soon as practicable after the date of death as specified in Section 3.

(b)                                 Disability - “Disability” means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Avaya or any Subsidiary or as required by or available under applicable local law.  Upon termination of your employment prior to the Vesting Date as a result of your Disability the Restricted Stock Units will become nonforfeitable, the Restriction Period will end and the award will be paid at time of termination as specified in Section 3.

(c)                                  Force Management Plan (FMP) -  “FMP” means termination of employment under one of the Company’s Involuntary Separation Plans where the employee is placed “At Risk.”  “At Risk” means a Company initiated termination other than for cause.  “At Risk” does not include any termination that is caused by, as a result of or otherwise related to a “Change in Control” as defined in the Avaya Inc. Special Severance Plan.  If your employment is terminated under the FMP, the number of Restricted Stock Units under this Award that will vest will be determined by multiplying the number of Restricted Stock Units subject to this Award by a fraction, the numerator of which shall be equal to the number of complete months since the Grant Date you were employed by Avaya or any Subsidiary, and the denominator of which shall be equal to the number of complete months in the Restriction Period, and by subtracting from this product the number of Restricted Stock Units subject to this Award that vested prior to the date of termination without regard to this paragraph.

3.               Payment of Shares.   As soon as practicable after termination of the Restriction Period, the Company will deliver a certificate representing the Shares being distributed to you or to your legal representative.

4.               No Right of Employment.  Neither the Plan nor this Restricted Stock Unit Award shall be construed as giving you the right to be retained in the employ of Avaya or any Subsidiary.

5.               Taxes.  Avaya shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, your Restricted Stock Units any federal, state, or local taxes required by law to be withheld or paid with respect to your Restricted Stock Units, and you or your legal representative or beneficiaries shall be required to pay any such amounts.  Avaya shall have the right to take such action as may be necessary, in Avaya’s opinion, to satisfy such obligations.

6.               Beneficiary.  You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of this award in case of your death, and you may change or revoke such designation at any time.  Such designation shall not be effective unless and until the Senior Vice President- Human Resources shall determine, on advice of counsel, that resale of Shares by your beneficiary(ies) does not require any registration, qualification, consent or approval of any securities exchange or governmental or regulatory agency or authority.  In the event of your death, any portion of this Award that is subject to such a designation (to the extent such designation is valid, effective and enforceable under this Agreement and applicable law) shall be distributed to such beneficiary or beneficiaries in accordance with this Agreement.  Any other portion of this Award shall be distributed to your estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, or to the extent your designation is not effective, such portion will be delivered to your estate, in which event neither Avaya nor any Subsidiary shall have any further liability to anyone with respect to such award.

7.               Transferability.  Unless otherwise provided for in the Plan, you may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.

8.               Confidentiality; Non-solicitation; Recoupment of Profits.

(a)                                  You recognize and acknowledge that during your employment with Avaya you have had access to highly confidential and proprietary Company information and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of  Proprietary Information would cause irreparable injury to Avaya; and it is essential to the protection of Avaya’s good will and to the maintenance of Avaya’s competitive position that Proprietary Information be kept secret and that you not disclose  Proprietary Information to others or use any Proprietary Information to your own advantage or the advantage of any third parties.  For purposes of this Agreement, the term “Proprietary Information” shall include any and all information, in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means, relating to Avaya’s technology; techniques; processes; tools; research and development; market research, data and strategy; and, information relating to sales, pricing and customers, including customer-specific sales information, pricing policies and strategies.

(b)                                 You further recognize and acknowledge that it is vital for the proper protection of Avaya’s legitimate interests that during the term of your employment and for a period of one (1) year from the date of termination of your Avaya employment you may not directly or indirectly: (i) solicit, induce, or attempt to induce employees of Avaya or any affiliate of Avaya to terminate their employment with, or otherwise cease their relationship with Avaya or any affiliated company; or (ii)  solicit, induce, hire or attempt to solicit, induce or hire any employee of Avaya to work or provide services to any third party; or (iii) solicit to divert or take away or attempt to divert or to take away, the business or patronage of any of Avaya’s clients, customers or accounts, or prospective clients, customers or accounts.  Insofar as the restrictions set forth in this paragraph prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at Avaya, they shall not apply to you if you are a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which you are licensed as an attorney.

(c)                                  You agree that if you violate the terms of this Section (a) or (b), this Agreement will be cancelled immediately in its entirety, and any benefit already paid out within twelve (12) months prior to Avaya’s notice to you of such violation shall, at the sole discretion of Avaya, be required to be repaid to Avaya within ten (10) business days of Avaya’s demand of you in writing.  Further, insofar as any violation of this Section (a) or (b) may cause harm or injury to Avaya which may not be calculable or remedial by way of monetary damages, you understand and acknowledge that Avaya may initiate an action in law or in equity to prevent you from engaging in any conduct which is in violation of this Section (a) or (b) and/or to initiate an action to recoup any and all profits you have earned as a result of this Agreement.

(d)                                 If any restriction set forth in this Section is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(e)                                  You understand and agree that the restrictions contained in this Section are necessary for the protection of the business and goodwill of Avaya and are expressly considered by you to be reasonable for such purpose.

9.               Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

10.         Subject to Plan.  This Agreement and grant of Restricted Stock Units are subject to all of the terms and conditions of the Plan.

Please indicate your acceptance of terms 1-10, and acknowledge that you have received a copy of the Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

ACCEPTED AND AGREED:	Avaya Inc.
SIGNATURE	BY